Exhibit 5.1

August 15, 2008

Overstock.com, Inc.
6350 South 3000 East
Salt Lake City, Utah 84121

Re:                               Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 15, 2008 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of up to a maximum of 392,000 shares of your Common Stock (the “Shares”) under your Performance Share Plan (the “Plan”).  The actual number of Shares that may be issued under the Plan may not exceed 392,000 Shares, subject to adjustments specified in the Plan.

As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.  It is our opinion that, when issued and sold for payment to the Company of at least the par value of the shares being issued, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ BRACEWELL & GIULIANI LLP

BRACEWELL & GIULIANI LLP